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                                                                     Exhibit 3-A

Effective July 2, 1998

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                DANA CORPORATION


FIRST: The name of the corporation is DANA CORPORATION (hereinafter referred to as the "Corporation").

SECOND: The purposes for which the Corporation is formed are to manufacture and deal in metal and other products. The Corporation may engage in any other business except a business that is required to be stated in these articles.

THIRD: The maximum number of shares of stock that may be issued by the Corporation shall be 350,000,000 shares of Common Stock of the par value of $1.00 per share and 5,000,000 shares of Preferred Stock, without par value.

         1. Shares of Preferred Stock may be divided into and issued in one or more series, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes; authority is hereby expressly vested in the Board of Directors to divide any or all of the Preferred Stock into series and, within the limitations prescribed by law and by this Article, to fix and determine the following relative rights and preferences, as to which there may be variations between different series:

                  (a) the number of shares constituting such series and the designation of such series which shall be such as to distinguish the shares thereof from the shares of all other series and classes;

                  (b) the rate of dividend, the time of payment and, if cumulative, the dates from which dividends shall be cumulative, and the extent of participation rights, if any;

                  (c) any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporation action;

                  (d) in the event the shares of the series are to be redeemable, the price at and the terms and conditions on which shares may be redeemed;

                  (e) the amount payable upon shares in event of involuntary liquidation;

                  (f) the amount payable upon shares in event of voluntary liquidation;

                  (g) any sinking fund provisions for the redemption or purchase of shares; and

                  (h) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.

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                  The shares of all series of Preferred Stock shall be identical except as, within the limitations set forth above in this Section l, shall have been fixed and determined by the Board of Directors prior to the issuance thereof.

         2. The holders of shares of Preferred Stock of each series shall be entitled to receive, when and as declared payable by the Board of Directors, dividends at the dividend rate fixed by the Board of Directors for such series and not exceeding such rate except to the extent of any participation right. Dividends, if cumulative and in arrears, shall not bear interest. No dividends shall be declared or paid on or set apart for the Common Stock or for stock of any other class hereafter created ranking junior to the Preferred Stock in respect of dividends or assets (hereinafter called Junior Stock) unless and until (i) full dividends on the outstanding Preferred Stock at the dividend rate or rates therefor, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment with respect to all past dividend periods, to the extent that the holders of the Preferred Stock are entitled to dividends with respect to any particular past dividend period, and the current dividend period, and (ii) all mandatory sinking fund payments that shall have become due in respect of any series of the Preferred Stock shall have been made. Unless full dividends with respect to all past dividend periods on the outstanding Preferred Stock at the dividend rate or rates therefor, to the extent that holders of the Preferred Stock are entitled to dividends with respect to any particular past dividend period, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment and all mandatory sinking fund payments that shall have become due in respect of any series of the Preferred Stock shall have been made, no distributions shall be made to the holders of the Preferred Stock of any series unless distributions are made to the holders of the Preferred Stock of all series then outstanding in proportion to the aggregate amounts of the deficiencies in payments due to the respective series, and all payments shall be applied, first, to dividends accrued and in arrears, next, to any amount required by any participation right, and, finally, to mandatory sinking fund payments. The terms "current dividend period" and "past dividend period" mean, if two or more series of Preferred Stock having different dividend periods are at the time outstanding, the current dividend period or any past dividend period, as the case may be, with respect to each such series.

         3. In the event of any liquidation, dissolution, or winding up of the Corporation, the holders of the Preferred Stock of each series shall be entitled to receive, for each share thereof, the fixed liquidation price for such series, plus, in case such liquidation, dissolution or winding up shall have been voluntary, the fixed liquidation premium for such series, if any, together in all cases with a sum equal to all dividends accrued or in arrears thereon and the full additional amount required by any participation right, before any distribution of the assets shall be made to holders of the Common Stock or Junior Stock; but the holders of the Preferred Stock shall be entitled to no further participation in such distribution. If, upon any such liquidation, dissolution or winding up, the assets distributable among the holders of the Preferred Stock shall be sufficient to permit the payment of the full preferential amounts aforesaid, then such assets shall be distributed among the holders of the Preferred Stock then outstanding ratably in proportion to the full preferential amounts to which they are respectively entitled. For the purposes of this Section 3, the expression "dividends accrued or in arrears" means, in respect of each share of the Preferred Stock of any series at a


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                  particular time, an amount equal to the product of the rate of dividend per annum applicable to the shares of such series multiplied by the number of years and any fractional part of a year that shall have elapsed from the date when dividends on such shares become cumulative to the particular time in question less the total amount of dividends actually paid on the shares of such series or declared and set apart for payment thereon; provided, however, that, if the dividends on such shares shall not be fully cumulative, such expression shall mean the dividends, if any, cumulative in respect of such shares for the period stated in the Articles of Serial Designation creating such shares less all dividends paid in or with respect to such period.

         4. Except as the right to vote generally or as a class may be conferred upon holders of outstanding shares of Preferred Stock by law or by any Articles of Serial Designation issued with respect to any series thereof, holders of issued and outstanding shares of Common Stock shall have the exclusive right to vote on the Election of Directors and on all other matters submitted to a vote of stockholders. Such holders of Common Stock shall be entitled to one vote for each share of Common Stock held by them. Subject to the prior rights and preferences of the holders of Preferred Stock as set forth in these Articles and in any Articles of Serial Designation issued with respect to any series of Preferred Stock, the holders of outstanding shares of Common Stock shall be entitled to receive dividends, if, when and as declared by the Board of Directors out of funds legally available for payment thereof, and to receive in pro rata distribution the assets of the Corporation remaining after payment of all liabilities and all preferential amounts to which the holders of shares at the time outstanding of all classes of stock having prior rights thereto shall be entitled upon voluntary or involuntary liquidation of the Corporation.

         5. No holder of any stock of the Corporation of any class now or hereafter authorized shall, as such, have any preemptive right to acquire any shares of any stock of the Corporation, of any class now or hereafter authorized, or any securities convertible into stock of the Corporation, or any warrants, rights or options granted by the Corporation for the purchase of any such shares or securities.

         6.       Series A Junior Preferred Stock:

                  A. Designation and Amount. The shares of such series shall be designated as a "Series A Junior Participating Preferred Stock" (the "Junior Preferred Stock") and the number of shares constituting such series shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. All shares removed from the Junior Preferred Stock by any such decrease become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the restrictions and conditions set forth herein.

                  B.       Dividends and Distributions.


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                           (i)      Subject to the prior and superior rights of
                                    the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of the Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 (payable in cash) or
                                    (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Preferred Stock. In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                            (ii) The Corporation shall not declare and set aside for payment a dividend or distribution on the Common Stock (other than a dividend payment in shares of Common Stock) until it shall declare and set aside for payment a dividend or distribution on the Junior Preferred Stock as provided in paragraph (i) of this Section. In the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.


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                       (iii)        Dividends shall begin to accrue and be
                                    cumulative on outstanding shares of Junior
                                    Preferred Stock from the Quarterly Dividend
                                    Payment Date next preceding the date of
                                    issue of such shares of Junior Preferred
                                    Stock, unless the date of issue of such
                                    shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rate on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                  C. Voting Rights. The holders of shares of Junior Preferred Stock shall have the following voting rights:

                           (i) Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                           (ii) Except as otherwise provided herein or by law, the holders of shares of Junior Preferred Stock and the holders of Shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one voting group on all matters submitted to a vote of stockholders of the Corporation.

                           (iii) The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change



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                                    the powers, preferences or special rights of
                                    the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Junior Preferred
                                    Stock, voting together as a single voting group.

                           (iv) Except as set forth herein or as otherwise provided by law or by the Articles of Incorporation, holders of Junior Preferred Stock shall have no voting rights.

                  D.       Certain Restrictions.

                           (i) Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section (b) of this Paragraph 6 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                                    (a)     declare or pay, or set apart for
                                            payment, dividends on, make any
                                            other distributions on, or redeem or
                                            purchase or otherwise acquire for
                                            consideration any shares of stock
                                            ranking junior (either as to
                                            dividends or upon liquidation,
                                            dissolution or winding up) to the
                                            Junior Preferred Stock;

                                    (b)     declare or pay dividends on or make
                                            any other distributions on any
                                            shares of stock ranking on a parity
                                            (either as to dividends or upon
                                            liquidation, dissolution or winding
                                            up) with the Junior Preferred Stock,
                                            except dividends paid ratably on the
                                            Junior Preferred Stock and all such
                                            parity stock on which dividends are
                                            payable or in arrears in proportion
                                            to the aggregate amounts of the
                                            deficiencies in payments due to the
                                            respective series;

                                    (c)     purchase or otherwise acquire for
                                            consideration any shares of Junior
                                            Preferred Stock, or any shares of
                                            Stock ranking on a parity with the
                                            Junior Preferred Stock, except in
                                            accordance with a purchase offer
                                            made in writing or by publication
                                            (as determined by the Board of
                                            Directors) to all holders of such
                                            shares upon such terms as the Board
                                            of Directors, after consideration of
                                            the respective annual dividend rates
                                            and other relative rights and
                                            preferences of the respective series
                                            and classes, shall determine in good
                                            faith will result in fair and
                                            equitable treatment among the
                                            respective series or classes.

                           (ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (i) of this Section D purchase or otherwise acquire such shares at such time and in such manner.

                  E. Reacquired Shares. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be


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                           retired and cancelled promptly after the acquisition
                           thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein.

                  F. Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distribution thereon, whether or not declared, to the date of such payment plus an amount equal to the greater of (a) $100 per share and (b) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the full preferential amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the provision in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  G. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, share exchange, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment thereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then, in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a



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                           fraction the numerator of which is the number of
                           shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common stock that were outstanding immediately prior to such event.

                  H. Redemption; Repurchase. The outstanding shares of Junior Preferred Stock may be redeemed at the option of the Board of Directors, in whole, but not in part, at any time, or from time to time, at a cash price per share equal to (i) the greater of (a) $100 or (b) subject to the provision for adjustment hereinafter set forth, the product of 100 times the Current Market Price, as such term is hereinafter defined, of the Common Stock, plus (ii) all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart, without interest. The Corporation may, from time to time and to the extent allowed by law, purchase or otherwise acquire shares of Junior Preferred Stock provided, however, that if and whenever any quarterly dividend shall have accrued on the Junior Preferred Stock which has not been paid or declared and a sum sufficient for the payment thereof set apart, the Corporation may not purchase or otherwise acquire any shares of Junior Preferred Stock unless all shares of such stock at the time outstanding are so purchased or otherwise acquired. In the event the Corporation shall at any time after July 25, 1986 pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under subsection (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                           The "Current Market Price" shall be deemed to be the average of the daily closing prices per share of the Common Stock for the thirty (30) consecutive Trading Days (as such term is hereinafter defined) immediately prior to the day before the redemption date; provided, however, that in the event that the Current Market Price per share of the Common Stock is determined during a period following the announcement by the Corporation of (A) a dividend or distribution on such Common Stock payable in shares of such Common Stock or securities convertible into shares of such Common Stock, or (B) any subdivision, combination or reclassification of such Common Stock, and prior to the expiration of the requisite thirty (30) Trading-Day period, as set forth above, after the ex-dividend date for such dividend or distribution, or the record date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the Current Market Price shall be properly adjusted to take into account ex-dividend trading. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices,



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                           regular way, in either case as reported in the
                           principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Common Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the average of the last quoted high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such date the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company. If on any such date no market maker is making a market in the Common Stock, the fair value of such shares on such date as determined in good faith by the Board of Directors of the Company shall be used. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of the Common Stock are not listed or admitted to trading on any national securities exchange, a business day.

                  I. Fractional Shares. The Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of shares of Junior Preferred Stock.

                  J. Rank. Nothing herein contained shall preclude the Board of Directors from creating or authorizing any class or series of Preferred Stock ranking on a parity with or prior to the Junior Preferred Stock as to the payment of dividends or the distribution of assets.

FOURTH: No contract or other transaction between the Corporation and any other corporation, in the absence of fraud, shall be affected or invalidated by the fact that any one or more of the directors of the Corporation is or are interested in, or is a director or officer or are directors or officers of, such other corporation, and any director or directors, individually or jointly, may be a party or parties to, or may be interested in, any such contract or transaction of the Corporation or in which the Corporation is interested and no contract, act or transaction of the Corporation with any person or persons, firm or corporation in the absence of fraud shall be affected or invalidated by the fact that any director or directors of the Corporation is a party, or are parties to or interested in such contract, act or transaction, or in any way connected with such person or persons, firm or corporation, and each person and every person who may become a director of the Corporation is hereby relieved from any liability that might otherwise exist from thus contracting with the Corporation for the benefit of himself or any firm, association or corporation in which he may be in anywise interested.

FIFTH: Unless otherwise changed by the By-Laws, the number of the directors shall be ten.






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SIXTH:            1.       In this Article:

                           "applicant" means the person seeking indemnification pursuant to this Article.

                           "expenses" includes counsel fees.

                           "liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

                           "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

                           "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

                  2. In any proceeding brought by a shareholder of the Corporation in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages in excess of $50,000.00 with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

                  3. The Corporation shall indemnify any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law.

                  4. The provisions of this Article shall be applicable to all proceedings commenced on or after the effective date hereof, arising from any act or omission, whether occurring before or after such effective date. The effective date of this Article shall be the date on which the State Corporation Commission of the Commonwealth of Virginia issues a Certificate of Amendment with respect hereto. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such director, officer, employee or agent in connection with such actions and determinations or proceedings of any kind arising therefrom.


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                  5.       The termination of any proceeding by judgment, order,
                           settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section 2 or 3 of this Article.

                  6. Any indemnification under Section 3 of this Article (unless ordered by a court) shall be made by the Corporation in accordance with the procedures set forth in Section 13.1-701 of the Virginia Stock Corporation Act as in effect from time to time, except that in the event there has been a change in the composition of a majority of the Board of Directors after the date of (i) the alleged act or omission or (ii) commencement of a continuing act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made exclusively by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel, the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

                  7. (a) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section 3 if the applicant furnishes the Corporation:

                                    (i)     a written statement of his good
                                            faith belief that he has met the
                                            standard of conduct described in
                                            Section 3; and

                                    (ii)    a written undertaking, executed
                                            personally or on his behalf, to
                                            repay the advance if it is
                                            ultimately determined that he did
                                            not meet such standard of conduct.

                           (b) The undertaking required by paragraph (ii) of subsection (a) of this section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

                           (c) Authorizations of payments under this section shall be made in accordance with the procedure specified in Section 6.

                  8. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested Directors, to cause the Corporation to indemnify, or to agree in advance to indemnify, by Bylaw provision or agreement any person who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 3. The provisions of Sections 4 through 7 of this Article shall be applicable to any indemnification provided hereafter pursuant to this Section 8.



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                  9.       Every reference herein to directors, officers,
                           employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

                  10. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

SEVENTH: Except as expressly otherwise required in these Articles of Incorporation, an amendment or restatement of these Articles that requires shareholder approval shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter.




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